Exhibit 10.3

SHARED SERVICES AGREEMENT
THIS SHARED SERVICES AGREEMENT (this “Agreement”) is entered into effective as of August 1, 2012 (the “Effective Date”), between Blueknight Energy Partners, L.P. (“BKEP”) and Vitol Inc. (“Vitol”). BKEP and Vitol are sometimes referred to in this Agreement individually as a “Party” or collectively as the “Parties.”
RECITALS
WHEREAS, Vitol desires BKEP to provide Vitol with strategic assessment, economic evaluation and project design services, which are more particularly described on Exhibit A hereto (the “Services”) with respect to BKEP’s review and evaluation of certain Vitol projects (each, a “Project”); and
WHEREAS, the Parties are willing to enter into such engagement, subject to the terms and conditions of this Agreement;
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1 Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person in question; provided, however, for purposes of this Agreement, BKEP, its general partner and its subsidiaries shall not be deemed to be Affiliates of Vitol and Vitol and its affiliates shall not be deemed to be Affiliates of BKEP, its general partner and its subsidiaries. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Agreement” shall have the meaning set forth in the preamble hereto.
“Approval” means Vitol’s Board of Directors’ approval of a Designated Project, including the Capital Budget, and the satisfaction of any conditions precedent contained in such approval.
“BKEP” shall have the meaning set forth in the preamble hereto.
“Capital Budget” means the approved capital budget for any Designated Project.
“Change of Control” means the sale, merger or other transfer of a Party or the transfer of all or substantially all of the assets of a Party.
“Conflicts Committee” means the Conflicts Committee of Blueknight Energy Partners G.P., L.L.C., the general partner of BKEP.

“Damages” shall have the meaning set forth in Section 6.1.
“Designated Project” shall have the meaning set forth in Section 3.1.
“Effective Date” shall have the meaning set forth in the preamble hereto.
“Force Majeure” means any cause beyond the reasonable control of a Party, including the following causes (unless they are in such Party’s reasonable control): acts of God, strikes, lockouts, acts of the public enemy, wars or warlike action (whether actual or impending), arrests and other restraints of government (civil or military), blockades, embargoes, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, sabotage, tornadoes, named tropical storms and hurricanes, floods, civil disturbances, terrorism, mechanical breakdown of machinery or equipment, explosions, confiscation or seizure by any government or other public authority and any Order.
“Foundation Pipeline” shall have the meaning set forth in Section 4.3.
“Governmental Authorization” means any approval, consent, license, permit, registration, variance, exemption, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement that is necessary for the provision of the Services in accordance with applicable Legal Requirements.
“Governmental Body” means any: (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
“Legal Requirement” means any federal, state, local, municipal, foreign, international, or multinational law, Order, constitution, ordinance, or rule, including rules of common law, regulation, statute, treaty, or other legally enforceable directive or requirement.
“Notice” shall have the meaning set forth in Section 3.1
“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.
“Parties” shall have the meaning set forth in the preamble hereto.
“Person” means an individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or any other entity.
“Project” shall have the meaning set forth in the recitals hereto.
“Project Fee” shall have the meaning set forth in Section 4.2.
“Retainer Fee” shall have the meaning set forth in Section 4.1.
“Services” shall have the meaning set forth in the recitals hereto.
“Term” shall have the meaning set forth in Section 5.1.

“Vitol” shall have the meaning set forth in the preamble hereto.
Section 1.2 Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part hereof for all purposes; (d) the terms “include”, “includes”, “including” and words of like import shall be deemed to be followed by the words “without limitation”; (e) the terms “hereof,” “herein” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; and (f) references to money refer to legal currency of the United States of America. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.
ARTICLE II
RETENTION OF BKEP; SCOPE OF SERVICES
Section 2.1 Retention of BKEP. Vitol hereby engages BKEP to perform the Services and to provide all personnel and any facilities, goods and equipment reasonable and necessary to perform the Services. BKEP hereby accepts such engagement and agrees to perform the Services requested and to provide any personnel, facilities, goods and equipment reasonable and necessary to perform the Services.
Section 2.2 Covenants. BKEP hereby covenants and agrees that the Services will (i) be performed in a timely manner; (ii) conform to BKEP’s operating standards; and (iii) comply with all applicable material Governmental Authorizations and Legal Requirements. BKEP further agrees to maintain the confidentiality of all Projects hereunder and shall not advertise, promote or otherwise publicize matters relating to this Agreement without the prior written consent of Vitol. Notwithstanding the foregoing, nothing contained herein shall be construed to prohibit BKEP from complying with any Legal Requirement that may require disclosure of this Agreement or the subject matter related thereto, including, without limitation, any disclosure required under the rules and regulations of the Securities and Exchange Commission.
Section 2.3 Performance of Services by Affiliates and Third Parties. The Parties hereby agree that in discharging its obligations hereunder, BKEP may engage any of its Affiliates or any qualified third party to perform the Services (or any part of the Services) on its behalf and that the performance of the Services (or any part of the Services) by any such Affiliate or third party shall be treated as if BKEP performed such Services itself. Notwithstanding the foregoing, nothing contained herein shall relieve BKEP of its obligations hereunder.
ARTICLE III
DESIGNATED PROJECTS
Section 3.1 Designation of Designated Projects. Either Party may designate a project as a “Designated Project” by providing notice (the “Notice”) to the other Party. The Party receiving the Notice may accept or reject such designation within ten (10) days of its receipt of the Notice. If the designation is not accepted or rejected within such ten (10) day period, the Project shall be deemed to be a Designated Project.
Section 3.2 Disagreement Regarding Designation. In the event of a disagreement between the Parties as to whether a Project should be a Designated Project, the Conflicts Committee and Vitol shall meet to resolve such disagreement. In the event that BKEP wishes to designate Project as a Designated Project and such Project is not so designated, BKEP shall have the right to cease providing Services with regard to such

Project.
ARTICLE IV
PAYMENT
Section 4.1 Retainer Fee. In consideration of providing the Services, Vitol shall pay BKEP $10,000 each month during the Term (the “Retainer Fee”). Vitol shall pay the Retainer Fee no later than the fifteenth (15th) day following receipt of invoice provided by BKEP or each month.
Section 4.2 Project Fees. In addition to the Retainer Fee, Vitol shall pay BKEP an additional project fee (the “Project Fee”) equal to (i) forty (40) basis points for the first $50,000,000 of the Capital Budget plus (ii) twenty-five (25) basis points for amounts in the Capital Budget in excess of $50,000,000. Such Project Fee shall be earned by BKEP upon Approval of the applicable Designated Project and shall be payable by Vitol as follows: (A) fifty percent (50%) of the Project Fee within ten (10) days of Approval; and (B) the remaining fifty percent (50%) within ten (10) days of commencement of full commercial operation of the Designated Project.
Section 4.3    Foundation Pipeline Compensation. In consideration of BKEP’s Services on the pipeline in West Texas (the “Foundation Pipeline”), Vitol shall pay BKEP a onetime fee of $320,000, payable within ten (10) days of the approval of this Agreement by the BKEP Board of Directors.
ARTICLE V
TERM AND TERMINATION
Section 5.1 Term. This Agreement shall be effective as of the Effective Date and shall continue in effect for an initial period of one (1) year. Thereafter, this Agreement shall automatically renew for subsequent one (1) year periods unless otherwise terminated as provided herein (collectively with the initial period, the “Term”)
Section 5.2 Termination for Convenience. Either Party may terminate this Agreement at any time by giving notice of such termination to the other Party. Any termination under this Section 5.2 shall become effective ninety (90) days after delivery of such notice, or such later time as may be specified in such notice.
Section 5.3 Termination for Cause. Either Party may terminate this Agreement (i) in the event that the other Party is in material breach or default under this Agreement; or (ii) upon a Change of Control of the other Party. Any termination under this Section 5.3 shall become effective immediately upon delivery of notice thereof.
Section 5.4 Effect of Termination. If this Agreement is terminated in accordance with Section 5.2 or 5.3, all rights and obligations under this Agreement shall cease except for (a) obligations that expressly survive termination of this Agreement, (b) liabilities and obligations that have accrued prior to such termination, including the obligation to pay any amounts that have become due and payable prior to such termination, (c) the obligation to pay any portion of the Retainer Fee or any Project Fee that has accrued prior to such termination, even if such amounts have not become due and payable at that time, and (d) Articles VI and VII of this Agreement, which shall survive any termination of this Agreement.
ARTICLE VI
LIMITATION OF LIABILITY

Section 6.1 Limitation of Liability. Neither Party shall have any liability to the other Party for any losses, damages, claims, demands, causes of action, judgments, settlements, fines, penalties, injury, liability, cost or expense, including court costs and reasonable attorney’s fees and expert fees and expenses (“Damages”), arising out of or relating in any way to this Agreement, whether such Damages arise on account of the furnishing of Services hereunder, the failure to furnish Services hereunder, or otherwise, and whether or not such Damages were caused by the negligence or gross negligence of such Party, including such Party’s sole negligence or sole gross negligence and whether sounding in contract, tort, statute or otherwise; provided, however, that the foregoing limitation shall not apply to Damages caused by a Party if there has been a final decision pursuant to the terms of this Agreement determining that such Party acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was unlawful. Notwithstanding anything to the contrary contained herein or at law and in equity, in no event shall either Party be liable for exemplary, punitive, indirect, consequential, remote, speculative, treble, multiple or special damages (including damages for loss of business profits, business interruption or any other loss) arising from or relating in any way to any claim made under this Agreement or regarding the provision of or the failure to provide Services, even if such Party had been advised or was aware of the possibility of such damages.
ARTICLE VII
GENERAL PROVISIONS
Section 7.1 Choice of Law. This Agreement will be governed by and construed in accordance with the laws of the State of Oklahoma, without regard to its conflict of laws principles, and the jurisdiction and venue of any legal action or proceeding, brought by any Party against the other, shall be in Oklahoma City, Oklahoma before the County District Court or the Oklahoma Corporation Commission, as either applicable or proper.
Section 7.2 Notice. All notices, requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made to the attention of such Party at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 7.2.
If to BKEP to:
201 NW 10th Street
Oklahoma City, OK 73103
Attn: Mr. Alex Stallings
Facsimile: (918) 237-4001
AStallings@bkep.com

If to Vitol to:
Vitol Inc.
1100 Louisiana, Suite 5500
Houston, Texas 77002
Attn: Ms. Laura Torres

Facsimile: (713) 230-1111
llt@vitol.com

Section 7.3 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the Parties with respect to its subject matter and supersedes all oral communication and prior writings with respect thereto.
Section 7.4 Additional Assurances. The Parties agree to cooperate with one another and to use their commercially reasonable efforts to effect, or cause to be effected, as the case may be, the agreements contemplated by this Agreement.
Section 7.5 Assignment. Neither Party may assign this Agreement without the prior consent of the other Party. Any permitted assignee or successor of a Party’s rights and obligations under this Agreement shall be bound by all terms and conditions of this Agreement. Any attempted assignment in violation of the foregoing shall be void and of no effect; provided, however, that BKEP shall be entitled to delegate performance of the Services to an Affiliate of BKEP or a qualified third party as permitted by Section 2.3. Notwithstanding anything to the contrary contained herein, a Change of Control shall not be deemed an assignment under this Section 7.5.
Section 7.6 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.
Section 7.7 Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party to or of any breach or default by any Party in the performance by such Party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Party of the same or any other obligations of such Party hereunder. The failure of either Party at any time to enforce any of the provisions of this Agreement shall not be deemed a waiver of such provision nor in any way affect the validity of this Agreement.
Section 7.8 Force Majeure. A Party’s obligation under this Agreement shall be excused when and to the extent its performance of that obligation is prevented due to Force Majeure; provided, however, that Vitol shall not be excused by Force Majeure from any obligation arising under Article IV of this Agreement. The Party that is prevented from performing its obligation by reason of Force Majeure shall promptly notify the other Party of that fact and shall exercise due diligence to end its inability to perform as promptly as practicable. Notwithstanding the foregoing, a Party is not required to settle any strike, lockout or other labor dispute in which it may be involved provided that such Party shall use reasonable efforts to continue to perform all of its obligations hereunder.
Section 7.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be an original, and all such counterparts shall constitute one and the same instrument. Delivery of an executed signature page of this Agreement in Portable Document Format (pdf) or by facsimile transmission shall be effective as delivery of an executed original counterpart of this Agreement.
Section 7.10 Amendment; Cumulative Remedies; Severability. No modification of this Agreement will be binding upon either Party unless made in writing and signed by duly authorized representatives such Party. All remedies set forth in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either Party at law, in equity or otherwise, and may be enforced concurrently or from time to time. If any term or provision of this Agreement shall be found to be illegal or unenforceable, such illegal or unenforceable provision will be deemed modified to the limited extent required to permit its enforcement in a manner most closely approximating the intention of the Parties expressed herein.
Section 7.11 Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable Legal Requirement.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the day and year first written above.
Vitol Inc.

By /s/ M.A. Loya
Name: M.A. Loya
Title: President

Blueknight Energy Partners, L.P.

By: Blueknight Energy Partners G.P., L.L.C.,
its general partner

By /s/ Alex G. Stallings
Name: Alex G. Stallings
Title: Chief Financial Officer and Secretary

EXHIBIT A
SERVICES

1.	Analysis of Project for strategic and economic feasibility.

2.	Preparation of both capital and operating budgets.

3.	Preparation of proposals and presentations with respect to the Project.

4.
Evaluation of possible Project sites and/or pipeline routing and preparation of schematic diagrams of Project assets (for greater clarity, such evaluation of possible site and pipeline routing does not include the actual acquisition of rights of way).

5.	Preparation of high level Project cost estimates, or, for more accuracy, by consulting with Vitol’s designated outside engineers or other designated third parties for updated cost estimates.

6.	Develop in consultation with Vitol or Vitol’s designated outside engineers, and amend and modify, as may be mutually agreed upon:

(a)	process/piping and instrumentation design (“P&ID”), and

(b)	construction calendar identifying key milestones for the completion of the Project.

7.
Following Approval, ongoing involvement to (i) inspect and confirm the work is meeting BKEP’s operating standards, and (ii) reply to the project manager’s inquiries that come up during actual construction, e.g., change of scope.

8.	Provide assistance and advice with respect to contracts and construction documents.